Exhibit 23.05

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated May 10, 2006 with respect to the financial statements of Lehman Brothers Holdings E-Capital LLC I and the consolidated financial statements of Lehman Brothers Holdings E-Capital Trust I, in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-129195, No. 333-129195-01 and No. 333-129195-02) and related Prospectus of Lehman Brothers Holdings Inc., Lehman Brothers Holdings E-Capital LLC I and Lehman Brothers Holdings E-Capital Trust I for the registration and exchange of $300,000,000 of Lehman Brothers Holdings E-Capital Trust I floating rate enhanced capital advantaged preferred securities and related securities.

New York, New York
May 10, 2006